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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Dated of earliest event reported)        March 13, 1998
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                         Resource Asset Investment Trust
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             (Exact name of registrant as specified in its charter)


        Maryland                    1-14760                   23-2919819
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   (State of incorporation        (Commission              (I.R.S. Employer
   or organization)               File Number)            Identification No.)


             1845 Walnut Street, 10th Floor, Philadelphia, PA 19103
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               (Address of principal executive offices) (Zip code)


Registrant's telephone number, including area code      (215) 861-7900
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Item 5 Other Events
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     On March 13, 1998, the Company and Resource America, Inc. ("RAI")
jointly purchased a defaulted loan, in the original principal amount of $80.0 million plus accrued fees, restructuring charges, interest and other charges (the "Loan"), for a purchase price of $85.5 million. (RAI was the sponsor of the Company in its initial public offering.) The Company contributed $10.0 million of the purchase price and RAI contributed $75.5 million. The rights and interests of the Company and RAI are set forth in a Participation Agreement, the terms of which are described below. RAI holds legal title to the Loan. The Company's participation interest is subordinate to purchase money financing in the amount of $55.0 million provided to RAI by Merrill Lynch Mortgage Capital Inc. (the "Senior Financing"). The Company's participation interest entitles it to receive (i) distributions from the monthly net cash flow of the Property, after monthly debt service payments on the Senior Financing, in an amount sufficent to pay interest on its $10.0 million investment at the annual rate of 10% and (ii) the first $10.0 million of principal payments from the Loan after the prior repayment of the Senior Financing. In addition, the Company received advance interest of approximately $510,000.

     The Loan was purchased from Dai-Ichi Kangyo Bank, Limited. The Loan is secured by a first priority mortgage lien on an office building known as the "Evening Star Building" located at 1101 Pennsylvania Avenue, N.W., Washington, D.C. (the "Property"). The Property has been valued by an independent valuation firm retained by RAI at not less than $90.0 million. Such valuation is only an estimate of value and should not be relied upon as a precise measure of realizable value. The Company determined the amount of the consideration paid for its participation interest based on such valuation and on the Company's analysis of the Property.


Item 7(c) Exhibits.
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     2    Participation Agreement between Resource Properties XLIX, Inc. and
          RAIT Partnership, L.P.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        RESOURCE ASSET INVESTMENT TRUST




                                        By: /s/ Ellen DiStefano
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                                            Ellen DiStefano
                                            Chief Financial Officer